Exhibit 99.(a)(24)

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MANNING & NAPIER FUND, INC.

MANNING & NAPIER FUND, INC. (the “Corporation”), a corporation organized under the laws of the State of Maryland, having its principal place of business at 290 Woodcliff Drive, Fairport, New York 14450, does hereby file for record with the State Department of Assessments and Taxation of Maryland the following Articles of Amendment to its Articles of Incorporation.

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SECOND: On October 6, 2008, the Corporation’s Board of Directors adopted resolutions redesignating the shares of stock of the Corporation designated currently as the Manning Yield Series Class A to Dividend Focus Series Class A.

THIRD: Pursuant to the requirements of Section 2-607 of the Maryland General Corporation Law, the Board of Directors has determined to file of record these Articles of Amendment, which Amendment is limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and which Amendment is solely for the purpose of redesignating certain shares of the Corporation’s designated and classified shares of stock

FOURTH: The description of the shares of stock designated and classified by the Corporation, as amended by these Articles of Amendment, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, is as set forth in the Articles of Incorporation, as amended, and has not changed in connection with these Articles of Amendment.

FIFTH: These Articles of Amendment shall be effective as of October 27, 2008.

IN WITNESS WHEREOF, Manning & Napier Fund, Inc. has caused these Articles of Amendment to be executed by its President and attested by its Secretary on this 23rd day of October, 2008.

MANNING & NAPIER FUND, INC.

By:	/s/ B. Reuben Auspitz
B. Reuben Auspitz
President

[Seal]

Attest:

/s/ Jodi L. Hedberg
Jodi L. Hedberg
Secretary

THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ B. Reuben Auspitz
B. Reuben Auspitz
President